Exhibit 10.1

NOTICE OF GRANT OF
RESTRICTED STOCK

Granted by:	Cerner Corporation
ID: 43-1196944
2800 Rockcreek Parkway
North Kansas City, MO 64117-2551

Granted to:	[NAME]
[ADDRESS]

Grant of:	______ shares of Restricted Cerner Common Stock

Plan:	2011 Omnibus Equity Incentive Plan

Grant Date:	___________, 20___

Value on Grant Date:	$____ per share

Vest Date:	___________, 20___

Restricted Stock
Grant Number	000__

_________________________________________________________________

By your acceptance of this Grant of Restricted Stock (the “Grant”), you agree and understand that this Grant is granted under and governed by the terms and conditions of Cerner Corporation's 2011 Omnibus Equity Incentive Plan (“Plan”), as amended, and this Notice of Grant and Director Restricted Stock Agreement (together, this “Agreement”). A copy of the Prospectus related to the Plan is attached and made a part of this Agreement.

Exhibit 10.1

CERNER CORPORATION 2011
OMNIBUS EQUITY INCENTIVE PLAN - DIRECTOR RESTRICTED STOCK AGREEMENT

(Continued from the “Front” of this Notice of Grant document)

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of Cerner Corporation (“the Company”) has determined that __________ (the “Participant”) is eligible to receive a Restricted Stock Grant under the Company's 2011 Omnibus Equity Incentive Plan (the “Plan”), as so indicated on the Front;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all the terms, conditions and provisions contained therein shall be deemed to be contained in this Agreement.
2. Restricted Stock Grant. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award (the “Award”) for the aggregate number of shares of Company Common Stock (the “Shares”) set forth on the front or first page of this Agreement (the “Front”). The date of grant of the Award (the “Grant Date”) shall for all purposes be as set forth on the Front.
3. Rights as a Shareholder. Commencing on the Grant Date, the Participant shall have the right to receive dividends and other distributions (if any) with respect to the Shares unless and until such Shares are forfeited pursuant to Section 5 hereof; provided, however, that a dividend or other distribution (including, without limitation, a stock dividend or stock split), other than a cash dividend or distribution, shall be delivered to the Company and shall be subject to the same vesting schedule and other terms, conditions and restrictions as the Shares with respect to which such dividend or other distribution was made. In connection with the payment of such dividends or other distributions, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of the Participant. The Participant shall be entitled to retain cash dividends and distributions received regardless of whether the Shares with respect to which such dividends or distributions were made are subsequently forfeited pursuant to Section 5 hereof. Participant shall have no right to vote the Shares until such Shares are actually distributed on the Vest Date. Notwithstanding anything to the contrary, prior to the date on which the Shares and any related property received under Section 3 hereof (the “Aggregate Restricted Shares”) Vest pursuant to Section 5, such Aggregate Restricted Shares shall be subject to the restrictions on transferability contained in Section 6 hereof.
4. Custody and Delivery of Shares. Unless otherwise requested by Participant, Aggregate Restricted Shares will be distributed in street name on the Vest Date and held in the Participant's account at Morgan Stanley Smith Barney or other broker that the Company may choose (the “Broker”). Prior to the Vest Date, the Grant of the Aggregate Restricted Shares will be recorded in the Company's books and records. Company will reflect in its records the restrictions under which the Aggregate Restricted Shares are held and will not allow distribution or transfer of any Aggregate Restricted Shares prior to the date on which such Aggregate Restricted Shares Vest pursuant to Section 5 below. Shares, representing Vested Aggregate Restricted Shares, will be distributed only on or after the Vest Date and only if the requirements of vesting set forth in Section 5 are met. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Aggregate Restricted Shares hereunder.
5. Vesting and Forfeiture. Except as otherwise provided in the Plan or this Agreement, the Aggregate Restricted Shares subject to this Award shall be distributed, become transferable and shall cease to be subject to forfeiture (“Vest”) on the date set forth on the Front (the “Vest Date”) provided Participant has continuously served as a member of the Cerner Board of Directors (the “Board”) from the Grant Date through the Vest Date set forth on the Front or such earlier date of the election of directors at the Company's regularly scheduled Annual Shareholders' Meeting for such Vest Date year. In the event of the death or disability (preventing further Board service) of the Participant prior to the Vest Date, and assuming the Participant continuously served as a Director on the Board through the date of such death or disability, then the Aggregate Restricted Shares shall Vest on the Vest Date if the Vest Date occurs within ninety (90) days of such death or disability; otherwise the Aggregate Restricted Shares shall immediately terminate and be forfeited to the Company upon such death or disability. In the event such Participant is removed from the Board for cause, pursuant to the Company's Bylaws, or resigns from the Board, then all Aggregate Restricted Shares that have not Vested as of such date shall immediately terminate and shall be forfeited to the Company. In the event of a “Change of Control” as defined in the Plan, all restrictions upon the Aggregate Restricted Shares shall lapse, and all such shares shall immediately Vest upon such Change of Control.
6. Non-Transferability of Shares. Prior to the date on which Aggregate Restricted Shares Vest pursuant to Section 5 hereof, such Aggregate Restricted Shares may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Aggregate Restricted Shares shall be null and void.
7. Securities Laws. Participant hereby represents and covenants that if in the future the Participant decides to offer or dispose of any Aggregate Restricted Shares or interest therein, the Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of the Aggregate Restricted Shares, Participant shall comply with all regulations and requirements of any regulatory authority having control or supervision over the issuance of the Aggregate Restricted Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

8. Taxable Income.  Participant may file an election for immediate Federal income taxation pursuant to Section 83(b) of the Internal Revenue Code. In the event that Participant makes an election pursuant to Section 83(b) of the Code, Participant agrees to notify the Company thereof in writing within ten (10) days after such election.
THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH PARTICIPANT SHOULD CONSULT A TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES AND AS TO THE SPECIFIC CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.
9. Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth on the Front. Either party hereto may from time-to-time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given five (5) business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States government.
10. Binding Effect and Assignment. This Agreement shall bind the parties hereto, but shall not be assignable by Participant.
11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.

This Agreement has been issued by the Company by its duly authorized representatives and shall be effective as of the day and year written on the Front.